Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson
Executive VP of Investor Relations
ScanSource, Inc.
864 286-4305

SCANSOURCE REPORTS RECORD

SALES IN FIRST QUARTER

*Sales increase 27% to $ 496 million

GREENVILLE, SC—October 26, 2006—ScanSource, Inc. (Nasdaq:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced financial results for its quarter ended September 30, 2006.

QE 9/30/06 capsule:

Net sales	$496.2 million
Net income	$ 11.7 million
Diluted EPS	$ 0.44 per share

“Our record sales results were led by our communications units, especially Catalyst and the addition of T2 as a sales unit at the beginning of July,” said Mike Baur, President and CEO of ScanSource. “Our AIDC and POS business was led by stronger than expected growth in Europe and Mexico, along with record sales in North America.”

ScanSource Reports Record Sales in First Quarter

For the quarter ended September 30, 2006, net sales increased 27% to $496.2 million compared to $390.4 million for the quarter ended September 30, 2005. Quarterly operating income increased 33% to $20.3 million from $15.3 million for the comparable quarter in 2005. Net income increased 25% to $11.7 million for the quarter ended September 30, 2006 versus $9.3 million for the quarter ended September 30, 2005. Diluted earnings per share increased 22% to $0.44 per share compared to $0.36 in the prior year quarter.

As previously announced, the Company’s Board of Directors has appointed a Special Committee, consisting entirely of independent directors, to conduct a review of the Company’s stock option grant practices and related accounting issues from the time of its initial public offering in 1994 to the present. The Special Committee is assisted in its review by independent legal counsel and advisors. The review of the Special Committee is in process, and, accordingly, no findings have been made regarding the Company’s stock option grant practices and related accounting issues or the materiality of any issues that may arise in that regard. The Company does not anticipate having additional comment on this topic until the review by the Special Committee is complete. The financial results included in this release do not reflect adjustments, if any, that may be required as a result of the Special Committee’s review, including the impact of any unrecorded non-cash equity-based compensation charges, either on the current period or that may require adjustments to previously reported results.

ScanSource Reports Record Sales in First Quarter

Forecast for Next Quarter

The Company announced its revenue forecast for the second quarter of fiscal 2007. ScanSource expects net revenues for the December 2006 quarter could range from $477 million to $497 million.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. Results of the review of the Special Committee may have an impact on reported financial results for this quarter, as well as previously reported results. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10K filed with the Securities and Exchange Commission.

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephone products); and ScanSource Security Distribution (electronic security products).

The Company serves the North America marketplace and has an international segment which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company ranks #982 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

ScanSource Reports Record Sales in First Quarter

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	June 30,
	2006	2006 *
	(unaudited)
Assets

Current Assets
Cash and cash equivalents	$3,130	$3,831
Trade & notes receivable, net	344,451	297,740
Other receivables	7,560	4,558
Inventories	246,905	244,005
Prepaid expenses and other assets	2,201	2,293
Deferred income taxes	16,863	14,659

Total current assets	621,110	567,086

Property and equipment, net	26,174	27,098
Goodwill	44,620	14,404
Other assets, including identifiable intangible assets	10,565	4,631

Total assets	$702,469	$613,219

Liabilities and Shareholders’ Equity

Current Liabilities
Current portion of long-term debt	$223	$229
Short-term borrowings	3,736	—
Trade accounts payable	271,580	271,519
Accrued expenses and other liabilities	29,999	31,242

Total current liabilities	305,538	302,990

Long-term debt	17,352	4,398
Borrowings under revolving credit facility	85,696	27,558
Other long-term liabilities	3,207	2,757

Total liabilities	411,793	337,703

Minority interest	488	910

Shareholders’ Equity
Common stock	76,678	72,860
Retained earnings	208,788	197,129
Accumulated other comprehensive income	4,722	4,617

Total shareholders’ equity	290,188	274,606

Total liabilities and shareholders’ equity	$702,469	$613,219

*	Derived from audited financial statements at June 30, 2006.

ScanSource Reports Record Sales in First Quarter

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except per share data)

	Quarter ended September 30,
	2006	2005
Net sales	$496,230	$390,396
Cost of goods sold	444,392	350,067

Gross profit	51,838	40,329

Selling, general and administrative expenses	31,490	25,009

Operating income	20,348	15,320

Other expense (income):
Interest expense	1,770	511
Interest income	(108)	(149)
Other (income) expense	(170)	(48)

Other expense (income), net	1,492	314

Income before income taxes and minority interest	18,856	15,006

Provision for income taxes	7,165	5,613

Income before minority interest	11,691	9,393

Minority interest in income of consolidated subsidiaries, net of income taxes	33	59

Net income	$11,658	$9,334

Per share data:
Net income per common share, basic	$0.45	$0.37

Weighted-average shares outstanding, basic	25,729	25,333

Net income per common share, assuming dilution	$0.44	$0.36

Weighted-average shares outstanding, assuming dilution	26,310	26,012